Exhibit 10.1

Termination Agreement

Signed and entered on the 23 day of the month of July 2019

By and Between:	My Size Israel 2014 Ltd.,
I.D. No. 515036895
Of 3 Arava St., Airport City
(the “Company”)
of the one part;

And:	Eliyahu Wales, I.D. No. 040914368
Of 9 Menachem St.,Bnei Brak
(the “Employee”)
of the second part;

WHEREAS:	the Employee was employed by the Company as of September 10, 2013, all in accordance with the provisions of the employment agreement dated November 18, 2018 (the “Employment Agreement”); and
WHEREAS:	the Employee tendered his resignation as Employee, and following such tender the Employee and the Company reached an agreement with respect to termination of Employee’s employment and the Employee delivered his formal written notice of resignation to the Company on June 2, 2019; and
WHEREAS:	the Company and the Employee (the “Parties”) desire to enter in writing the terms and conditions of the Employee’s termination of employment, as set forth in this agreement (the “Agreement”).

The following has therefore been agreed, declared and stipulated between the Parties:

1.	Preamble and Definitions

1.1.	The preamble to this Agreement constitutes an integral part hereof.

1.2.	The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

2.	Termination of Employment

2.1.	The employer-employee relationship between the Parties shall end on June 1, 2019 (the “Termination Date”).

2.2.	On an ex-gratia basis, the Company has decided to provide the Employee with an extended notice period of 4 months instead of 75 days, as detailed in the Employment Agreement. The period commencing on June 1, 2019 until September 30, 2019 will be considered as the notice period (the “Notice Period”).

2.3.	During the Notice Period, the Employee will not be required to fulfill his position and the Company waives the Employee’s work at any time during the Notice Period. The Employee will receive a payment in lieu of the Notice Period.

2.4.	It was specifically agreed between the Parties that during the Notice Period the Employee shall not be entitled to any payments for his participation in any meeting of the Company’s Board of Directors or any of its committees.

2.5.	The period commencing on September 10, 2013 and until the Termination Date shall be referred to as “Employment Term”.

3.	Company’s Undertakings

3.1.	Together with the salary of May 2019, the Company shall conduct a final settlement with the Employee and shall pay to the Employee the following amounts, due to the according to law as a result of termination of his employment:

3.1.1.	The last salary in respect of May 2019;

3.1.2.	Redemption of accrued and unused vacation days (if any);

3.1.3.	Redemption of accrued convalescence pay (if any);

3.1.4.	Payment in lieu of the Notice Period, as detailed in Section 2 above;

3.2.	In addition to the settlement payments above, the Company will provide the Employee with the following documents:

3.2.1.	Pension Moneys: the Employee shall receive a release letter addressed to the provident fund releasing to him all the pension monies accrued during the Employment Term at the Managers’ Insurance policy “Migdal” and “Migdal” pension fund.

3.2.2.	Education Fund Moneys: the Employee shall receive a release letter addressed to the “Migdal” education fund releasing to him all the education fund monies accrued during the Employment Term.

3.2.3.	Severance Pay Moneys accrued within the provident funds: the Employee shall receive a release letter addressed to the provident fund releasing to him all the severance pay monies accrued during the Employment Term at the Managers’ Insurance policy “Migdal” and “Migdal” pension fund. The Company shall issue 161 form for the Employee for the severance pay amounts.

3.2.4.	Letter of confirmation of the Employment Term, as per law.

3.3.	The Employee shall bear all tax liabilities that shall apply to any payments and/or benefits under this Agreement.

3.4.	The vesting of the options granted to the Employee will cease on the Termination Date. On an ex-gratia basis, the Company has decided to provide the Employee with the right to exercise the vested portion of the options until 1 June 2020.

3.5.	The Company declares, that as an officer of the Company, the Employee was included and covered by a global Directors’ and Officers’ liability insurance, covering claims against the Company’s Directors and Officers during the time he was an officer and following his termination.

3.6.	By signing this Agreement, and subject to the Employee fulfilling all his obligation under this Agreement, the Company hereby specifically waives any claim it may have, if any, against the Employee.

3.7.	The Company undertakes not to harm the good name and/or the reputation of the Employee, including any statement, interview, off-record discussions with reporters or private discussions, all with no time limit and to refrain from any assistance to any legal proceeding against the Employee by any other third parties.

3.8.	The Company’s parent company, Mysize Inc, shall guarantee towords the Employee the Company’s undertakings in this Section 3.

4.	Employee’s Declarations and Undertakings

4.1.	The Employee declares that he shall return to the Company all of the property and/or equipment, including any documents which belong to the Company, in his possession and/or which he created for the Company, no later than the Termination Date.

4.2.	The Employee hereby reconfirms all his undertakings and declarations pursuant to Appendix B of the Employment Agreement, and declares that the provisions of such Appendix shall continue to apply following the Termination Date.

4.3.	The Employee undertakes not to harm the good name and/or the reputation of the Company, including any statement, interview, off-record discussions with reporters or private discussions, all with no time limit and to refrain from any assistance to any legal proceeding against the Company by any other third parties.

4.4.	Subject to the receipt of all of the amounts and/or benefits as set forth in this Agreement above, the Employee confirms that he has received from the Company all of the rights and the amounts which are due to him in connection with the entire Employment Term and/or the termination of his employment, including salary, overtime, vacation pay and/or vacation redemption pay, convalescence pay and/or convalescence redemption pay, sick pay, holiday pay, contributions to pension schemes, contributions to education fund, premiums and bonuses of all kinds, travel expenses and/or car allowance, notice period pay and severance pay, and any other payment arising from the Employment Term and/or from the termination of employment to which he was entitled by virtue of any law and/or statute and/or the Employment Agreement and/or practice.

4.5.	By signing this Agreement, and subject to the receipt of all of the amounts and/or benefits as set forth in this Agreement above, the Employee hereby specifically waives any claim he may have, if any, with respect to ownership of any intellectual property that was created by him during the Employment Term and /or any special consideration for such property, if any.

4.6.	Subject to the receipt of all of the amounts and/or benefits as set forth in this Agreement above, the Employee confirms that all of the amounts and/or benefits as set forth in this Agreement above, constitute the final, agreed and absolute arrangement which exhausts all of the claims, demands and lawsuits of the Employee against the Company, and that he has no claims and shall have no claims, demands or lawsuits of any kind or nature, contractual, tort or other, based on any grounds whatsoever, or in any manner whatsoever, against the Company, and the Employee undertakes to refrain from any legal proceeding against the Company with regard to claims and/or demands and/or lawsuits of any kind or nature, and which arise from any law or statute whatsoever, in Israel or any other jurisdiction.

4.7.	This Agreement shall also constitute a settlement and release agreement as construed in section 29 of the Severance Pay Law, 1963.

4.8.	Without derogating from any remedy available to Company under applicable law, in any event of a breach of the Employee’s undertakings pursuant to this section above, the Employee undertakes: (1) to return to the Company any ex-gratia payments paid to him by the Company under this Agreement, plus linkage differentials and interest as required by law; (2) to indemnify the Company in respect of any expense which shall be caused to the Company following the said breach, including attorneys’ fees.

4.9.	With respect to the Employee’s declarations and undertakings, the term “Company” in this Agreement also means any entity related to the Company by way of a relationship of a parent company, sister company, grandparent company, and so on and so forth, and its employees and/or its authorized representatives and/or acting on its behalf, including all the officers of such entities, all jointly and/or severally.

4.10.	In regards to the Non-Competition undertakings of the Employee as detailed in the Employment Agreement, if the Company will become aware of any breach or a potential breach by the Employee of his Non-Compete undertakings, it will notify the Employee of such breach or potential breach, and demand the Employee to immediately cease any such action or actions. Nothing in this section is to derogate form the Employee’s undertakings or obligations in the Employment Agreement or to derogate from any legal right of the Company, including its rights under the Employment Agreement.

5.	Miscellaneous

5.1.	This Agreement constitutes the entire agreement between the parties in connection with the terms of the Employee’s termination of employment with the Company and all prior negotiations, agreements and understandings, written or oral, between the Parties with respect to Employee’s termination prior to this Agreement shall be of no force or effect.

5.2.	Nothing in this Agreement shall derogate from any of the Employee’s obligations according to the Employment Agreement and the applicable law.

5.3.	No amendment and/or modification of this Agreement shall have any effect unless such amendment or modification shall be done in a written document, signed by both Parties.

In witness whereof, the Parties have executed this Agreement:

__________________________	____________________
Company	Employee

____________________	____________________
Date	Date

Mysize Inc. with respect to its obligations in section 3 above only, has caused this Agreement to be executed by its officer’s thereunto duly authorized

My Size Inc.

By:
Date:

Attorney Confirmation

I, the undersigned, ______________ Attorney at Law, License No. __________, hereby confirm that Eliyahu Wales, ID No. 040914368, has signed this Agreement after I had explained to him the content, the meaning and the legal implications hereof, and after he had told me that the meanings as stated above are clear to him.

Date: _______________	__________________________
Attorney’s Signature and Stamp

5